Exhibit 21.1

Subsidiaries of Derma Sciences, Inc.

Legal Name	Trade Name	State/Province of Incorporation

Derma First Aid Products, Inc. Derma Sciences Canada Inc. Sunshine Products, Inc.	Derma First Aid Products, Inc. Derma Sciences Canada Inc. Sunshine Products, Inc.	Pennsylvania, United States Ontario, Canada Missouri, United States